EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-197733 on Form N-1A of our reports dated February 22, 2017 relating to the financial statements and financial highlights of the Eaton Vance Stock NextShares, one of the funds constituting Eaton Vance NextShares Trust (the “Trust”), and Stock Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2017